EXHIBIT 10.2

PG&E CORPORATION
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

This is the controlling and definitive statement of the PG&E CORPORATION (“PG&E CORP”) Supplemental Retirement Savings Plan (the “Plan”). Except as provided herein, the Plan is effective as of January 1, 2000, with respect to all individuals who were Eligible Employees as of such date. The Plan takes the place of and assumes existing benefits under the PG&E Corporation Deferred Compensation Plan for Officers, the PG&E Corporation Supplemental Executive Retirement Plan, the Savings Fund Plan Excess Benefit Arrangement of Pacific Gas and Electric Company, and any other non-qualified defined contribution retirement plan excess benefit plans, programs or practices maintained by any Participating Subsidiary of PG&E CORP. The Plan as originally adopted was effective January 1, 2000, for Eligible Employees of Pacific Gas and Electric Company and for Grandfathered Eligible Employees of PG&E CORP; it was effective January 1, 1999, for Eligible Employees of PG&E Generating Company; and it was effective January 1, 1997, for all other Eligible Employees of PG&E CORP. The Plan as amended herein is effective September 19, 2001. The Plan is frozen as to amounts “deferred” within the meaning of Code Section 409A after December 31, 2004. The Plan was amended effective September 12, 2023, to add claims and appeals procedures.
1.    Purpose of the Plan.
The Plan is established and is maintained for the benefit of a select group of management and highly compensated employees of PG&E CORP and its Participating Subsidiaries in order to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA.
2.    Definitions.
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
(a)    “Basic Employer Contributions” shall mean the amounts credited to Eligible Employees’ Accounts under the Plan by the Employers, in accordance with Section 3(c).
(b)    “Board of Directors” shall mean the Board of Directors of PG&E CORP, as from time to time constituted.
(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
(d)    “Committee” shall mean the Nominating and Compensation Committee of the Board, as it may be constituted from time to time.
(e)    “Eligible Employee” shall mean an Employee who:
(1)    Is an officer of PG&E CORP or any Participating Subsidiary and who is in Officer Band 5 or above; or

(2)    Is a key employee of PG&E CORP or any Participating Subsidiary and who is designated by the Plan Administrator as eligible to participate in the Plan.

(f)    “Eligible Employee’s Account” or “Account” shall mean as to any Eligible Employee, the separate account maintained on the books of the Employer in accordance with Section 6(a) in order to reflect his or her interest under the Plan. Accounts shall be centrally administered by the Plan Administrator or its designee.
(g)    “Employee” shall mean an individual who is treated in the records of an Employer as an employee of the Employer, who is not on an unpaid leave of absence, and/or who is not covered by a collective bargaining agreement; provided, however, such term shall not mean an individual who is a “leased employee” or who has entered into a written contract or agreement with an Employer which explicitly excludes such individual from participation in an Employer’s benefit plans. The provisions of this definition shall govern, whether or not it is determined that an individual otherwise meets the definition of “common law” employee.
(h)    “Employers” shall mean PG&E CORP and the Participating Subsidiaries designated by the Employee Benefit Committee of PG&E CORP. An initial list of the Participating Subsidiaries is contained in Appendix A to this Plan.
(i)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing, or superseding such section.
(j)    “Grandfathered” shall mean an individual who was an Employee of Pacific Gas and Electric Company and who has become an Employee of PG&E CORP by reason of a transfer prior to January 1, 2000.
(k)    “Investment Funds” shall mean (i) the PG&E CORP Phantom Stock Fund, (ii) the AA Utility Bond Fund, and (iii) the S&P 500 Index Fund. The Investment Funds shall be used for tracking phantom investment results under the Plan.
(l)    “Matching Employer Contributions” shall mean the amounts credited to Eligible Employees’ Accounts under the Plan by the Employers, in accordance with Section 3(b).
(m)    “Participating Subsidiary” shall mean a United States-based subsidiary of PG&E CORP, which has been designated by the Employee Benefit Committee of PG&E CORP as a Participating Subsidiary under this Plan. At such times and under such conditions as the Committee may direct, one or more other subsidiaries of PG&E CORP may become Participating Subsidiaries or a Participating Subsidiary may be withdrawn from the Plan. An initial list of the Participating Subsidiaries is contained in Appendix A to this Plan.
(n)    “PG&E CORP” shall mean PG&E Corporation, a California corporation.
(o)    “Plan” shall mean the PG&E Corporation Supplemental Retirement Savings Plan, as set forth in this instrument and as heretofore and hereafter amended from time to time.

(p)    “Plan Year” shall mean the calendar year.
(q)    “Retirement” or “Retire” shall mean an Eligible Employee’s “separation from service” within the meaning of Section 401(k) of the Code, provided that the Eligible Employee is at least 55 years of age and has been employed by an Employer for at least five years.
(r)    “RSP” shall mean, with respect to any Eligible Employee, the PG&E Corporation Retirement Savings Plan or any predecessor qualified retirement plan sponsored by PG&E CORP or any of its subsidiary companies.
(s)    “Valuation Date” shall mean:
(1)    For purposes of valuing Plan assets and Eligible Employees’ Accounts for periodic reports and statements, the date as of which such reports or statements are made; and
(2)    For purposes of determining the amount of assets actually distributed to the Eligible Employee, his or her beneficiary, or an Alternate Payee (or available for withdrawal), a date that shall not be more than seven business days prior to the date the check is issued to the Eligible Employee.
In any other case, the Valuation Date shall be the date designated by the Plan Administrator (in its discretion) or the date otherwise set forth in this Plan. In all cases, the Plan Administrator (in its discretion) may change the Valuation Date, on a uniform and nondiscriminatory basis, as is necessary or appropriate. Notwithstanding the foregoing, the Valuation Date shall occur at least annually.
3.    Employer Contributions.
(a)    Matching Employer Contributions. Subject to the provisions of Section 13, the Eligible Employee’s Account shall be credited for each Plan Year with a Matching Employer Contribution, calculated in the manner provided in Sections 3(a) (1), (2), and (3) below:
(1)    First, an amount shall be calculated equal to the maximum matching contribution that would be made under the terms of the RSP, taking into account for such Plan Year the amount of pre-tax deferrals and after-tax contributions the Eligible Employee elected under the RSP. For purposes of this calculation, any amounts deferred under Subsection 4(a) of this Plan shall be treated as pre-tax deferrals under the RSP.
(2)    The calculation made in accordance with this Section 3(a) (1) above shall be made without regard to any limitation on such amounts under the RSP resulting from the application of any of the limitations under Code Sections 401(m), 401(a)(17), or 415.
(3)    The Employer Matching Contribution to be credited to the Account of an Eligible Employee for any Plan Year shall equal the amount calculated in accordance with Sections 3(a) (1) and (2) above, reduced by the amount of matching contribution made to such Eligible Employee’s account for such Plan Year under the RSP.

(b)    Crediting of Matching Employer Contributions. Matching Employer Contributions shall be calculated and credited to the Eligible Employee’s Account as of the first business day of the calendar year following the Plan Year and shall be credited only if the Eligible Employee is an Employee on the last day of Plan Year for which the amounts are credited.
(c)    Basic Employer Contributions. Subject to the provisions of Section 13, the Account of each Eligible Employee shall be credited for each Plan Year with a Basic Employer Contribution, calculated in the manner provided in Sections 3(c) (1), (2), and (3) below:

(1)    First, an amount shall be calculated equal to the Basic Employer Contribution that would be made under the terms of the RSP, taking into account for such Plan Year the Eligible Employee’s Covered Compensation under the RSP, before any deductions for compensation deferrals elected by such Eligible Employee under Subsection 4(a) of this Plan. For Eligible Employees as defined by Section 2(e)(1) of this Plan, compensation shall also reflect such Eligible Employee’s Short-Term Incentive Plan awards.
(2)    The calculation made in accordance with this Section 3(c)(1) above shall be made without regard to any limitation on such amounts under the RSP resulting from the application of any of the limitations under Code Sections 401(a)(4), 401(a)(17), or 415.
(3)    The Employer Contribution to be credited to the Account of an Eligible Employee for any Plan Year shall equal the amount calculated in accordance with Sections 3(c)(1) and (2) above, reduced by the amount of Basic Employer Contributions made to such Eligible Employee’s account for such Plan Year under the RSP.
(d)    Crediting of Basic Employer Contributions. The Employer Contribution attributable to an Eligible Employee’s Short Term Incentive Plan award shall be credited to an Eligible Employee’s Account as of the first business day of the month following the date on which the Short-Term Incentive Plan award is paid. All other Employer Contributions made in respect of an Eligible Employee shall be credited to the Eligible Employee’s Account as of the first business day of the calendar year following the Plan Year and shall be credited only if the Eligible Employee is an Employee on the last day of the Plan Year for which the amounts are credited.
(e)    FICA Taxes. Each Eligible Employee shall be responsible for FICA taxes on amounts credited to his or her Account under Sections 3 and 4(d).
4.    Eligible Employee Deferrals.
(a)    Amount of Deferral. An Eligible Employee may defer (i) 5 percent to 50 percent of his or her annual salary; and (ii) all or part of his or her Short Term Incentive Plan awards, Long-Term Incentive Plan (LTIP) awards (other than stock options), Perquisite Allowances, and any other special payments, awards, or bonuses as authorized by the Plan Administrator.
(b)    Credits to Accounts. Salary deferrals shall be credited to an Eligible Employee’s Account as of each payroll period. All other deferrals attributable to allowances,

awards, bonuses, and other payments shall be credited as of the date that they otherwise would have been paid.
(c)    Deferral Election. An Eligible Employee must file an election form with the Plan Administrator which indicates the percentage of salary and applicable pay periods, and the amount of any awards, allowances, payments, and bonuses to be deferred under the Plan. Notwithstanding the foregoing, upon first becoming an Eligible Employee, an election to defer shall be effective for the month following the filing of a Deferral Election Form, provided said Form is filed within 60 days following the date when the employee first becomes an Eligible Employee.
(d)    Deferral of Special Incentive Stock Ownership Premiums. All of an Eligible Employee’s Special Incentive Stock Ownership Premiums are automatically deferred to the Plan immediately upon grant and converted into units in the PG&E CORP Phantom Stock Fund. The units attributable to Special Incentive Stock Ownership Premiums and any additional units resulting from the conversion of dividend equivalents thereon remain unvested until the earlier of the third anniversary of the date on which the Special Incentive Stock Ownership Premiums are credited to an Eligible Employee’s account (provided the Eligible Employee continues to be employed on such date), death, disability, or retirement of the participant, or upon a Change in Control as defined in the LTIP. (The term “disability” shall, for purposes of the Plan, have the same meaning as in Section 22(e)(3) of the Internal Revenue Code.) Unvested units attributable to Special Incentive Stock Ownership Premiums and any additional units resulting from the conversion of dividend equivalents thereon shall be forfeited upon termination of the Eligible Employee’s employment unless otherwise provided in the PG&E Corporation Officer Severance Policy, or if an Eligible Employee’s stock ownership falls below the levels set forth in the Executive Stock Ownership Program.
5.    Investment Funds.
(a)    Although no assets will be segregated or otherwise set aside with respect to an Eligible Employee’s Account, the amount that is ultimately payable to the Eligible Employee with respect to such Account shall be determined as if such Account had been invested in some or all of the Investment Funds. The Plan Administrator, in its sole discretion, shall adopt (and modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Eligible Employees’ Accounts. Such procedures generally shall provide that an Eligible Employee’s Account shall be deemed to be invested among the three Investment Funds in the manner elected by the Eligible Employee in such percentages and manner as prescribed by the Plan Administrator. In the event no election has been made by the Eligible Employee, such Account will be deemed to be invested in the AA Utility Bond Fund. Eligible Employees shall be able to reallocate their Accounts between the Investment Funds and reallocate amounts newly credited to their Accounts at such time and in such manner as the Plan Administrator shall prescribe. Anything to the contrary herein notwithstanding, an Eligible Employee may not reallocate Account balances between Investment Funds if such reallocation would result in a non-exempt Discretionary Transaction as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor to Rule 16b-3, as in effect when the reallocation is requested.

(1)    AA Utility Bond Fund. Interest shall be credited daily on the amounts invested in the AA Utility Bond Fund. Such interest shall be at a rate equal to the AA Utility Bond Yield reported in Moody’s Public Utility, published in the issue of Moody’s Investors Service immediately preceding the day on which the interest is to be credited. Such interest shall become a part of the Eligible Employee’s Account and shall be paid at the same time or times as the balance of the Eligible Employee’s Account.
(2)    PG&E CORP Phantom Stock Fund. Amounts credited to the PG&E CORP Phantom Stock Fund shall be converted into units (including fractions computed to three decimal places) each representing a share of PG&E CORP common stock. The value of a unit for purposes of determining the number of units to credit upon initial allocation or upon reallocation from another Investment Fund, and for determining the dollar value of the aggregate number of units to be reallocated from the PG&E CORP Phantom Stock Fund to another Investment Fund and for distributions from the Plan, shall be the closing price of a share of PG&E CORP common stock as traded on the New York Stock Exchange on the date that (i) amounts are credited to an Eligible Employee’s Account in the PG&E CORP Phantom Stock Fund, or (ii) the Plan Administrator receives a reallocation request, in the case of reallocations. If such credit or reallocation occurs after close of the New York Stock Exchange on that day, the price shall be based on the closing price of a share of PG&E CORP common stock on the next day on which such shares are traded on the New York Stock Exchange. Thereafter, the value of a unit shall fluctuate in accordance with the closing price of PG&E CORP common stock on the New York Stock Exchange. Each time that PG&E CORP pays a dividend on its common stock, an amount equal to such dividend payable with respect to each share of PG&E CORP common stock, multiplied by the number of units credited to an Eligible Employee’s Account, shall be credited to the Eligible Employee’s Account and converted into additional units. The number of additional units shall be calculated by dividing the aggregate amount of credited dividends, i.e., the dividend multiplied by the number of units credited to the Eligible Employee’s Account as of the dividend record date, by the closing price of a share of PG&E CORP common stock on the New York Stock Exchange on the dividend payment date. If, after the record date but before the dividend payment date, an Eligible Employee’s balance in the PG&E CORP Phantom Stock Fund has been reallocated to another Investment Fund(s) or has been paid to the Eligible Employee or to the Eligible Employee’s beneficiary, other than pursuant to an election under Sections 7(c)(2) or 8, then an amount equal to the aggregated dividend shall be credited to the Eligible Employee’s Account in such other Investment Fund(s) or paid directly to the Eligible Employee or the Eligible Employee’s beneficiary, whichever is applicable.
(3)    S&P 500 Index Fund. Amounts credited to the S&P 500 Index Fund shall be converted into units each representing a Large Company Stock Fund (LCSF) unit held in the RSP on the date of allocation. Thereafter, the value of a unit held in the S&P Index Fund shall be determined in the same manner as the value of a LCSF unit under Section 18 of the RSP.
6.    Accounting.

(a)    Eligible Employees’ Accounts. At the direction of the Plan Administrator, there shall be established and maintained on the books of the Employer, a separate account for each Eligible Employee in order to reflect his or her interest under the Plan.
(b)    Investment Earnings. Each Eligible Employee’s Account shall initially reflect the value of his or her Account’s interest in each of the Investment Funds, deemed acquired with the amounts credited thereto. Each Eligible Employee’s Account shall also be credited (or debited) as of the end of each day with the net appreciation (or depreciation), earnings and gains (or losses) with respect to the investments deemed made by his or her Account. Any such net earnings or gains deemed realized with respect to any investment of any Eligible Employee’s Account shall be deemed reinvested in additional amounts of the same investment and credited to the Eligible Employee’s Account.
(c)    Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Eligible Employees’ Accounts shall be determined by the Plan Administrator. The accounting methods or formulae selected by the Plan Administrator may be revised from time to time but shall conform to the extent practicable with the accounting methods used under the Applicable Plan.
(d)    Valuations and Reports. The fair market value of each Eligible Employee’s Account shall be determined as of each Valuation Date. In making such determinations and in crediting net deemed earnings and gains (or losses) in the Investment Funds to the Eligible Employees’ Accounts, the Plan Administrator (in its discretion) may employ such accounting methods as the Plan Administrator (in its discretion) may deem appropriate in order to fairly reflect the fair market values of the Investment Funds and each Eligible Employee’s Account. For this purpose, the Plan Administrator may rely upon information provided by the Plan Administrator or other persons believed by the Plan Administrator to be competent.
(e)    Statements of Eligible Employee’s Accounts. Each Eligible Employee shall be furnished with periodic statements of his or her interest in the Plan, at least annually.
7.    Distributions.
(a)    Distribution of Account Balances. Unless the Eligible Employee has elected otherwise under this Section 7, distribution of the balance credited to an Eligible Employee’s Account shall be made in a single sum in the January of the year following Retirement or termination of service:
(1)    In the case of an Alternate Payee (as defined in Section 9(a)), distribution shall be made as directed in a domestic relations order which the Plan Administrator determines is a QDRO (as defined in Section 9(a)), but only as to the portion of the Eligible Employee’s Account which the QDRO states is payable to the Alternate Payee.
(2)    Any provisions of the Plan notwithstanding distribution of account balances must commence no later than in the January following the year which the Eligible Employee reaches age 72.

(b)    Installment Distributions. In lieu of a single sum payment, an Eligible Employee whose Account value (exclusive of Special Incentive Stock Ownership Premiums) is at least $5,000 may elect in writing and file with the Plan Administrator an election that payment of amounts credited to the Eligible Employee’s Account be made in a specified number of approximately equal annual installments (not in excess of 10). However, if during the installment payment period the Account balance, exclusive of Special Incentive Stock Ownership Premiums, is less than $5,000, the value of the remaining installments shall be paid as a lump sum. All installment payments will be made during the month of January.
(c)    Early Distributions. By filing an irrevocable election with the Plan Administrator, an Eligible Employee may elect to commence distribution of full or partial payment at any time other than Retirement or termination, provided that:
(1)    such election is made at least one year prior to the Retirement or termination of the Eligible Employee and does not provide for the receipt of such amounts earlier than one year from the date of the election; or
(2)    the Eligible Employee elects to forfeit 10 percent of the value of the requested distribution, valued as of the new date for distribution of such Account funds, and such Eligible Employee shall not be permitted to make future deferrals for 24 months following such distribution.
All early distributions elected pursuant to Section 7(c)(1) must be made during the month of January.
(d)    Death Distributions. If an Eligible Employee dies before the entire balance of his or her Account has been distributed (whether or not the Eligible Employee had previously terminated employment and whether or not installment payments had previously commenced), the remaining balance of the Eligible Employee’s Account shall be distributed to the beneficiary designated or otherwise determined in accordance with Section 7(g), as soon as practicable after the date of death.
(e)    Special Incentive Stock Ownership Premiums. Distributions attributable to Special Incentive Stock Ownership Premiums shall only be made in January following the year in which an Eligible Employee terminates employment, Retires, or dies, and shall only be made in the form of one or more certificates for the number of vested Special Incentive Stock Ownership Premium units, rounded down to the nearest whole share.
(f)    Effect of Change in Eligible Employee Status. If an Eligible Employee ceases to be an Eligible Employee, the balance credited to his or her Account shall continue to be credited (or debited) with appreciation, depreciation, earnings, gains or losses under the terms of the Plan and shall be distributed to him or her at the time and in the manner set forth in this Section 7; provided, however, that if an Eligible Employee terminates employment with an Employer other than by reason of Retirement, the entire balance credited to his or her Account shall be distributed in a lump sum cash payment in January of the year following the year of termination of employment. Anything to the contrary notwithstanding, the Plan Administrator, in its sole discretion, may authorize an accelerated distribution of the balance credited to his or her Account in the form of a lump sum cash payment as of any earlier date.

(g)    Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or if the Plan Administrator determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee, or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction. If no guardian, committee, or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act (or similar law of another state) or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Plan Administrator from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of PG&E CORP with respect to any benefit so paid.
(h)    Beneficiary Designations. Each Eligible Employee may designate, in a signed writing delivered to the Plan Administrator, on such form as it may prescribe, one or more beneficiaries to receive any distribution which may become payable under the Plan as the result of the Eligible Employee’s death. An Eligible Employee may designate different beneficiaries at any time by delivering a new designation in like manner. Any designation shall become effective only upon its receipt by the Plan Administrator, and the last effective designation received by the Plan Administrator shall supersede all prior designations. If an Eligible Employee dies without having designated a beneficiary or if no beneficiary survives the Eligible Employee, the Eligible Employee’s Account shall be payable to the beneficiary or beneficiaries designated or otherwise determined under the RSP.
(i)    Undistributable Accounts. Each Eligible Employee and (in the event of death) his or her beneficiary shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable to locate the Eligible Employee or beneficiary to whom an Eligible Employee’s Account is payable under this Section 7, the Eligible Employee’s Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 7, and no further appreciation, depreciation, earnings, gains or losses shall be credited (or debited) thereto. PG&E CORP shall have the right to assign or transfer the liability for payment of any undistributable Account to the Eligible Employee’s former Employer (or any successor thereto).
(j)    Plan Administrator Discretion. Within the specific time periods described in this Section 7, the Plan Administrator shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.
8.    Distribution Due to Unforeseeable Emergency (Hardship Distribution)
A participant may request a distribution due to an unforeseeable emergency by submitting a written request to the Plan Administrator. The Plan Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a hardship distribution due to an unforeseeable emergency is approved, the distribution shall be payable in a method determined by the Plan Administrator as soon as possible after approval of such distribution. After receipt of a payment requested due to an unforeseeable emergency, a participant may not make additional deferrals during the remainder of the Plan Year in which the recipient received the payment. A participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an unforeseeable emergency. The Administrator may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to meet the emergency.
9.    Domestic Relations Orders
(a)    Qualified Domestic Relations Orders. The Plan Administrator shall establish written procedures for determining whether a domestic relations order purporting to dispose of any portion of an Eligible Employee’s Account is a qualified domestic relations order (within the meaning of Section 414(p) of the Code) (a “QDRO”).
(1)    No Payment Unless a QDRO. No payment shall be made to any person designated in a domestic relations order (an “Alternate Payee”) until the Plan Administrator (or a court of competent jurisdiction reversing an initial adverse determination by the Plan Administrator) determines that the order is a QDRO. Payment shall be made to each Alternate Payee as specified in the QDRO.
(2)    Time of Payment. Payment may be made to an Alternate Payee in the form of a lump sum, at the time specified in the QDRO, but no earlier than as soon as practicable following the date the QDRO determination is made.
(3)    Hold Procedures. Notwithstanding any contrary Plan provision, prior to the receipt of a domestic relations order, the Plan Administrator may, in its sole discretion, place a hold upon all or a portion of an Eligible Employee’s Account for a reasonable period of time (as determined by the Plan Administrator) if the Plan Administrator receives notice that (a) a domestic relations order is being sought by the Eligible Employee, his or her spouse, former spouse, child or other dependent, and (b) the Eligible Employee’s Account is a source of the payment under such domestic relations order. For purposes of this Section 9(a)(3), a “hold” means that no withdrawals, distributions, or investment transfers may be made with respect to an Eligible Employee’s Account. If the Plan Administrator places a hold upon an Eligible Employee’s Account pursuant to this Section 9(a)(3), it shall inform the Eligible Employee of such fact.
10.    Vesting
Except as provided in Section 4(d), an Eligible Employee’s interest in his or her Account at all times shall be 100 percent vested and nonforfeitable.
11.    Administration of the Plan
(a)    Plan Administrator. The Employee Benefit Committee of PG&E CORP is hereby designated as the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan Administrator delegates to the Senior Human Resource Officer for PG&E CORP, or his or her designee, the authority to carry out all duties and responsibilities of the Plan Administrator under the Plan. The Plan Administrator shall have the authority to control and manage the operation and administration of the Plan.

(b)    Powers of Plan Administrator. The Plan Administrator shall have all discretion and powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the power to interpret the provisions of the Plan and to determine, in its sole discretion, any question arising under, or in connection with the administration or operation of, the Plan.
(c)    Decisions of Plan Administrator. All decisions of the Plan Administrator and any action taken by it in respect of the Plan and within the powers granted to it under the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.
12.    Funding
All amounts credited to an Eligible Employee’s Account under the Plan shall continue for all purposes to be a part of the general assets of PG&E CORP. The interest of the Eligible Employee in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of PG&E CORP. While PG&E CORP may choose to invest a portion of its general assets in investments identical or similar to those selected by Eligible Employees for purposes of determining the amounts to be credited (or debited) to their Accounts, nothing contained in the Plan shall give any Eligible Employee or beneficiary any interest in or claim against any specific assets of PG&E CORP.
13.    Modification or Termination of Plan
(a)    Employers’ Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. PG&E CORP at any time may, by appropriate amendment of the Plan, suspend Matching Employer Contributions and/or Basic Employer Contributions or may discontinue Matching Employer Contributions and/or Basic Employer Contributions, with or without cause.
(b)    Right to Amend or Terminate. The Board of Directors, acting through its Nominating and Compensation Committee, reserves the right to alter, amend, or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever.
(1)    Limitations. Any alteration, amendment, or termination shall take effect upon the date indicated in the document embodying such alteration, amendment, or termination, provided that no such alteration or amendment shall divest any portion of an Account that is then vested under the Plan.
(c)    Effect of Termination. If the Plan is terminated, the balances credited to the Accounts of the Eligible Employees affected by such termination shall be distributed to them at the time and in the manner set forth in Section 7; provided, however, that the Plan Administrator, in its sole discretion, may authorize accelerated distribution of Eligible Employees’ Accounts as of any earlier date.
14.    General Provisions
(a)    Inalienability. Except to the extent otherwise directed by a domestic relations order which the Plan Administrator determines is a QDRO (as defined in Section

9(a) or mandated by applicable law, in no event may either an Eligible Employee, a former Eligible Employee or his or her spouse, beneficiary or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution, or other legal process.
(b)    Rights and Duties. Neither the Employers nor the Plan Administrator shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted, or suffered in good faith.
(c)    No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Matching Employer Contributions, nor any action of any Employer or Plan Administrator, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Employee at any time, with or without cause or advance notice.
(d)    Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by PG&E CORP for itself and its Participating Subsidiaries, and the costs of the Plan may be equitably apportioned by the Plan Administrator among PG&E CORP and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.
(e)    Applicable Law. The provisions of the Plan shall be construed, administered, and enforced in accordance with the laws of the State of California and, to the extent applicable, ERISA.
(f)    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.
(g)    Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.
15.    Claims and Appeals Procedure
Any claims for benefits under the Plan made by a participant, beneficiary or other person shall be made and administered in accordance with the following procedures.
(a)    Compliance with Regulations. It is intended that the claims procedure of the Plan be administered in accordance with the claims procedure regulations of the U.S. Department of Labor set forth in 29 C.F.R. Section 2560.503-1.
(b)    Initial Claims.

(1)    Submission of Initial Claims by a Claimant. Claims for benefits under the Plan made by a participant, beneficiary or other person covered or claiming they are entitled to benefits from the Plan (a “Claimant”) (or by an authorized representative of any Claimant) must be submitted in writing to the Director, Benefits, or if the title for the position ever changes, the individual employed in Benefits with direct management responsibility over the Plan (whether a Manager or some other title) (such individual, the “Initial Claim Reviewer”), care of Benefits.
(2)    Authorized Representative. The Plan Administrator may establish and enforce reasonable procedures for determining whether any individual or entity has been authorized to act on behalf of a Claimant.
(3)    Processing of Approved Claims. Approved claims will be processed and, if applicable, the Plan Administrator will issue instructions authorizing payments as approved.
(4)    Notification of Denied Claims. If a claim is denied in whole or in part by the Initial Claim Reviewer in its discretion, the Initial Claim Reviewer shall notify the Claimant of the decision by written or electronic notice, in a manner calculated to be understood by the Claimant. The notice shall set forth:
a)    The specific reasons for the denial of the claim;
b)    A reference to specific provisions of the Plan on which the denial is based;
c)    A description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and
d)    An explanation of the Plan’s claims review procedure for the denied or partially denied claim and any applicable time limits, and a statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
Such notification shall be given within 90 days after the claim is received by the Initial Claim Reviewer (or within 180 days, if special circumstances require an extension of time for processing the claim and provided that written notice of such extension and circumstances and the date a decision is expected is given to the Claimant within the initial 90-day period). A claim is considered approved only if its approval is communicated in writing to a Claimant.
(c)    Appeals of Denied Claims.
(1)    Right to Appeal. Upon denial of a claim in whole or in part, a Claimant or his or her duly authorized representative shall have the right to submit a written request to the Employee Benefit Appeals Committee, as such term is defined the Pacific Gas and Electric Company Retirement Plan Part I, as amended and restated from time to time (the “Employee Benefit Appeals Committee”) for a full and fair review of the denied claim. A request for review of a claim must be submitted within 60 days of receipt by the

Claimant of written notice of the denial of the claim. If the Claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Claimant is precluded from reasserting it. Also, if the Claimant is not provided a notice of denial of an initial claim as set forth in Section 15(b), the Claimant may submit a written request for review to the Employee Benefit Appeals Committee.
(2)    Access to Documents and Records. The Claimant or the Claimant’s representative shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.
(3)    Right to Submit Additional Information. The Claimant may submit written comments, documents, records and other information relating to the claim for benefits.
(4)    Scope of the Review. The Employee Benefit Appeals Committee review process shall include all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(5)    Preclusion for Materials Not Submitted. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
(6)    Decision by the Employee Benefit Appeals Committee. The decision by the Employee Benefit Appeals Committee on review shall be in written or electronic form, in a manner calculated to be understood by the Claimant. If the claim is denied on review, the notice shall set forth:
a)    The specific reasons for the denial of the appeal of the claim;
b)    A reference to specific provisions of the Plan on which the denial is based;
c)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and;
d)    A statement describing any voluntary appeal procedures offered by the Plan (if any) and the Claimant’s right to obtain the information about such procedures, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
The Employee Benefit Appeals Committee will advise the Claimant of the results of the review within 60 days after receipt of the written request for review (or within 120 days if special circumstances require an extension of time for processing the request, and if notice of such extension and circumstances, including the date a decision is expected to be made, is given to such Claimant within the initial 60-day period).

(d)    Authority of Initial Claim Reviewer and Employee Benefit Appeals Committee and Deference to their Decisions. To the extent of the responsibility to review initial benefit claims (with respect to the Initial Claim Reviewer) or to review appeals of the denial of benefit claims (with respect to the Employee Benefit Appeals Committee), the Initial Claim Reviewer and the Employee Benefit Appeals Committee, shall have the discretionary authority to interpret and apply the provisions of the Plan and such decisions shall be afforded the maximum deference permitted by law. Benefits will be paid only if the Initial Claim Reviewer (with respect to initial benefit claims) or the Employee Benefit Appeals Committee (with respect to appeals of the denial of benefit claims) decides in its discretion that the Claimant is entitled to them. The decisions of the Employee Benefit Appeals Committee shall be final and binding on the Claimant.
(e)    Exhaustion of Claims Procedure Required in All Cases. A participant, beneficiary or other person asserting a claim, alleging a violation of or seeking any remedy under any provision of ERISA or other applicable law that relates in any manner to the Plan is considered a Claimant and is subject to the claims procedures described in this Section 15.
A participant, beneficiary or other person made subject to the claims procedures in this Section 15 must follow and exhaust the applicable claims procedures described in this Section 15 with respect to any claim, alleged violation, or sought remedy before taking action in any other forum regarding a claim for benefits under the Plan or alleging a violation of, or seeking any remedy under, any provision of ERISA or other applicable law.
A Claimant and any representative of a Claimant may not bring an action in any other forum later than the earliest of (1) one year from the date of completion of the Plan’s claims appeal process set forth in this Section 15, (2) one year from the latest date on which an appeal is permitted to be filed under this claims and appeals process after the denial of an initial claim (i.e., within 60 days of receipt of an initial claim denial notification), and (3) two years from the date a Claimant knew or should have known that a claim existed. The foregoing in no way serves as a waiver of the exhaustion requirement set forth in the preceding paragraph.
Any action described in this Section 15(e) must be filed in the Federal District Court for the Northern District of California.

APPENDIX A
PARTICIPATING SUBSIDIARIES
Participating Subsidiaries as of January 1, 1997
– PG&E Gas Transmission Corporation
– PG&E Gas Transmission, Texas Corporation
– PG&E Gas Transmission TECO, Inc.
– PG&E Energy Trading-Gas Corporation
– PG&E Energy Services Corporation
– And the U.S. subsidiaries of each of the above-named corporations.
Additional Participating Subsidiaries as of January 1, 1998
– PG&E Corporation
– Pacific Gas and Electric Company
– PG&E Generating Company
– PG&E Corporation Support Services, Inc.
– And the U.S. subsidiaries of each of the above-named corporations.

PG&E CORPORATION
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS

Page
1.    Purpose of the Plan    1
2.    Definitions    1
3.    Employer Contributions    3
4.    Eligible Employee Deferrals    5
5.    Investment Funds    6
6.    Accounting    7
7.    Distributions    8
8.    Distribution Due to Unforeseeable Emergency (Hardship Distribution)    11
9.    Domestic Relations Orders    11
10.    Vesting    12
11.    Administration of the Plan    12
12.    Funding    12
13.    Modification or Termination of Plan    12
14.    General Provisions    13
15.    Claims and Appeals Procedure    14
Appendix A    18
End of TOC - Do not delete this paragraph!

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